Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 25, 2016 with respect to the consolidated financial statements of Entellus Medical, Inc. and subsidiary included in the Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 3, 2016